EEA DEVELOPMENT, INC.
                              1925 N. LYNN STREET
                                   SUITE 901
                             ARLINGTON, VA  22209

                   TEL. (703) 525-1600   FAX (703) 525-1609

Via Facsimile and Express Mail
September 24, 1996

Park Crossing Partners Limited Partnership,
an Illinois Limited Partnership
c/o The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Rd., Suite A-200
Bannockburn, IL  60015

Attention:  Ilona Adams

Re: Agreement of Sale dated September 16, 1996 by and between EEA Development, Inc. ("Purchaser") and Park Crossing Limited Partnership ("Seller")

Dear Ms. Adams:

Please be advised that EEA Development, Inc. wishes to extend the closing date pursuant to paragraph 8 of the above referenced Agreement of Sale from October 7, 1996 to November 7, 1996. Today we have delivered the additional deposit in the amount of Fifty Thousand Dollars ($50,000) to Chicago Title Insurance as required.

Thank you for your attention to this matter. I would appreciate it if you would acknowledge the receipt of this notice by signing in the space provided below and returning a copy for my files.

Sincerely,

/s/ R. Stewart Bartley

R. Stewart Bartley, VP
Finance and Acquisitions

RECEIVED BY:

/s/ Daniel L. Charleston
- ----------------------------
Daniel L. Charleston
Date  9/26/96

cc:  Dan Charleston, The Balcor Company
     Alan Lieberman, The Balcor Company
     Daniel J. Perlman, Katten Muchin & Zavis
     Alexander W. Suto, Hunton & Williams
     Chicago Title Insurance Company
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